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                                                                    EXHIBIT 23.2



The Board of Directors
GLB Bancorp, Inc. and Subsidiary

We consent to the use of our report dated February 6, 1998, except note 18, which is as of March 18, 1998, with respect to the consolidated statements of financial condition of GLB Bancorp, Inc. ("Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the registration statement. Our report refers to a change in the method of accounting for goodwill.


                                                        /s/ KPMG LLP

Cleveland, Ohio
February 2, 1999